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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm, Chief Financial Officer, 760-931-5500, Email: preston.romm@dothill.com
Kirsten Garvin, Investor Relations, 760-476-3811, Email: kirsten.garvin@dothill.com

Dot Hill Increases Financial Guidance for 2003 on Increased Share Count

        CARLSBAD, Calif.—May 6, 2003—Dot Hill Systems Corp. (AMEX:HIL), today announced it has increased its earlier revenue and EPS guidance for the remaining quarters of 2003, following encouraging revenue figures for the first quarter of 2003. The company is targeting annual net revenue for the year 2003 at the $171.5 million level, up 12 percent from the $153.0 million previously targeted. Further, the company projects its fully diluted annual earnings per share (EPS) for the year 2003 at $0.21 versus the $0.17 previously targeted.

        "Our SANnet® II Fibre Channel product has been extremely well received by our customers and is expected to be an integral part of our future revenue stream," said James Lambert, president and CEO of Dot Hill. "In addition, we have received increased product forecasts from our OEM customers."

        "We greatly exceeded our financial goals for the first quarter of 2003 with net revenue increasing to $30.5 million and EPS of a $0.06 loss, as compared to our guidance of revenue at $22.0 million and EPS of a $0.10 loss," said Preston Romm, Dot Hill's chief financial officer. "In light of our customers' increased product forecasts and the general enthusiasm for our products in the market, we determined it was appropriate to increase our guidance figures for the remainder of the year. The new EPS takes into account the additional 1.8 million shares of common stock issued last week upon conversion of the preferred stock, as well as the 4.75 million shares of common stock issued in our March 2003 PIPE transaction. These additional shares have the affect of diluting our revised targeted quarterly and year-end EPS numbers, although targeted net income for each period has increased proportionately with the corresponding increases in our targeted net revenues."

        Dot Hill's guidance for 2003 is annual net revenue at $171.5 million and fully diluted EPS of $0.21, with quarterly net revenue and fully diluted EPS targets broken down as follows (net revenue in millions):

        New Guidance Figures:

	Net Revenue	EPS
First Quarter—Actual	$30.5	$(0.06)
Second Quarter	$40.0	$0.03
Third Quarter	$46.0	$0.08
Fourth Quarter	$55.0	$0.15

        Previously Released Guidance Figures (EPS figures not normalized for increased share count):

	Net Revenue	EPS
First Quarter	$22.0	$(0.10)
Second Quarter	$34.0	$0.01
Third Quarter	$44.0	$0.09
Fourth Quarter	$53.0	$0.17

        Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to businesses worldwide. Its products include the SANnet II family of storage systems. For more information, visit Dot Hill on the web at www.dothill.com.

        Dot Hill, the Dot Hill logo, SANnet, SANscape, and SANpath and are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

        Certain statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include statements about any future occurrences (as opposed to historical fact) such as Dot Hill's expectations regarding future financial and operating results, including quarterly and annual guidance for 2003, and the future availability and customer acceptance of Dot Hill's products. The risks that contribute to the uncertain nature of the forward-looking statements include: the possibility that one or more of Dot Hill's OEM customers (including Sun) may cancel orders, not order as forecasted or terminate their agreements with Dot Hill (all of which is allowed pursuant to the terms of Dot Hill's OEM contracts), the risk that one or more of Dot Hill's suppliers or subcontractors (including Solectron) may fail to perform as expected or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property or engineering issues; new product introductions by competitors; the timing of orders for products and shipments and its effect on revenue recognition; and changing customer preferences in the Open Systems computing market; as well as the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Dot Hill Increases Financial Guidance for 2003 on Increased Share Count